VERONA PHARMA PLC
(the “Company”)
INSIDER TRADING COMPLIANCE POLICY

Adopted by the Board of Directors of the Company (“Board of Directors”) on January 1, 2021, as amended by the Board of Directors on February 17, 2023, with effect from February 27, 2023, and as further amended by the Board of Directors on January 17, 2025, with effect from January 17, 2025

This Insider Trading Compliance Policy (this “Policy”) of Verona Pharma plc (the “Company”) consists of seven sections:
•Section I provides an overview;
•Section II sets forth the policies of the Company prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy;
•Section VI explains Rule 10b5-1 trading plans;
•Section VII explains how this Policy is administered; and
•Section VIII refers to the execution and return of a certificate of compliance.
I.Summary

This Policy applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their respective households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

Questions regarding the Policy should be directed to the Company’s General Counsel, who is responsible for the administration of this Policy.

II.Statement of Policies Prohibiting Insider Trading

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if a director, officer or employee learns material, non-public information about another company with which the Company does business, including a business partner or collaborator, that person may not trade in such other company’s securities until the information becomes public or is no longer material.
These prohibitions do not apply to the following “permitted transactions”:

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•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
•transactions under a pre-cleared Rule 10b5-1 plan; or
•transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).

In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information (also referred to herein as inside information) relating to the security or its issuer.
“Securities” include shares, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. For the avoidance of doubt, all references to shares herein include shares that are in the form of American Depositary Shares (“ADSs”).
“Purchase” and “sale” are defined broadly under the U.S. securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-share transactions, conversions, the exercise of share options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:

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•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers or dispositions;
•major new products or product developments;
•important business developments such as pre-clinical data or trial results, developments regarding strategic collaborations or the status of regulatory submissions;
•significant incidents involving cybersecurity or data protection;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or, a Regulation FD-compliant conference call. The General Counsel shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is as a reasonable waiting period before such information is deemed to be public.
IV.Statement of Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.Pre-Clearance of Transactions by Officers, Directors and Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, gifts, the exercise of share options and the sale of Company shares issued upon exercise of share options) by Covered Persons must be pre-cleared by the Chief Executive Officer or General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.
A request for pre-clearance must be in writing (including without limitation by e-mail or other electronic form), should be made at least one (1) full business day in advance of the proposed transaction and should include the identity of the Covered Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. A

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pre-clearance request may be made via the Company’s electronic share plan platform or, if not available via that platform, via the form attached hereto as “Attachment A.” The Chief Executive Officer or General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chairman shall have sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer, and provided further that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Executive Officer or General Counsel (or the Chairman, in the case of the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer). A pre- cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Covered Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the General Counsel, the Chief Executive Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
B.Black-Out Periods
Additionally, no Covered Persons shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 7th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter, or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II.
For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding black-out period would begin at 11:59 p.m., Eastern time, on December 24.
Exceptions to the black-out period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Executive Officer).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
C.Post-Termination Transactions

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If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
V.Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% shareholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the- counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.
C.Hedging Transactions
Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.
D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited.

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This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Additional Prohibited Transactions section above, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•either the General Counsel or Chief Executive Officer has pre-approved.
The General Counsel or Chief Executive Officer may impose such other conditions on the implementation and operation of a Trading Plan as they deem necessary or advisable.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, where the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel or Chief Executive Officer.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan in the General Counsel, Chief Executive Officer, or the Board of Directors, in its or their discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel, Chief Executive Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

A.Overview and Pre-Approval Process
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company shares without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider

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trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares entered into and conducted in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy.
Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the Chief Executive Officer or the General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Trading Plans do not exempt individuals from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director or employee may enter into a Trading Plan only in good faith and only when he or she is not in possession of inside information and only during a trading window period outside of a black-out period.
Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Trading Plan must include a minimum “cooling-off period” between the establishment of a Trading Plan and commencement of any transactions under such plan for:
•Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
•employees who are not Section 16 reporting persons and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.
B.Terminations of and Modifications to Trading Plans
Terminations of Trading Plans should occur only in unusual circumstances and only if the person terminating the plan is acting in good faith. Effectiveness of any termination or modification of a Trading

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Plan will be subject to the prior review and approval of the Authorizing Officer. Termination is effected upon written notice to the broker.
A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to the prior review and pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period (as described in Section VI.A above).
Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s share plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.
C.Public Disclosure
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.
D.Limitation on Liability
None of the Company, the Chief Executive Officer, General Counsel, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, General Counsel, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.
VII.Policy Administration
The Company’s General Counsel shall be responsible for the administration of this Policy. The General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Actions taken by the Company, the General Counsel, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy. In the absence of the General Counsel, responsibility for administering this Policy will rest with such other employee as may be designated by the General Counsel.
The Company’s Board of Directors will approve any waiver of the terms of this Policy for directors or officers.
VIII.Certification of Compliance

After reading this Policy, all officers, directors and employees shall provide confirmation of compliance with the policies and procedures set forth in this Policy.

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CERTIFICATION OF COMPLIANCE

RE:    INSIDER TRADING COMPLIANCE POLICY OF VERONA PHARMA PLC

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, engagement or affiliation with) Verona Pharma plc, to comply fully with the policies and procedures contained therein.

SIGNATURE    DATE

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ATTACHMENT A
PRE-CLEARANCE REQUEST FORM

NAME:

PROPOSED DEALING:
Number of Company securities:

Nature of transaction (e.g.,
buying/selling/transferring):

Proposed date of transaction:

If the dealing is to be done by a members of your household or an entity controlled by you (including any corporations, partnerships or trusts) please give details:

OTHER INFORMATION:
I confirm that I have read the rules set out in the Insider Trading Compliance Policy and that the information in this pre-clearance request is accurate and complete. I confirm that I am not aware of any material, non-public information about the company. I understand that if I become aware of any material, non-public information about the company or the company goes into a blackout period before the trade is effected, the trade may not be completed. I understand that the information in this form may be referred to in the event of a suspected breach of the Insider Trading Compliance Policy or the relevant law on insider dealing. I will inform the CEO or General Counsel (or in the case of the CEO, the Chairman as soon as practicable if there is a change in any of the circumstances set out above. If I receive clearance for the dealing, I will ensure that the transaction is executed within the time limit specified in the notification of the clearance.

Signature:            Date:

ON COMPLETION, THIS FORM SHOULD BE SENT TO THE CEO/GENERAL COUNSEL/CHAIRMAN
Clearance given/refused [DELETE WHICHEVER IS NOT APPLICABLE]
Signature:            Date:

Position:

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